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June 19, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC  20549

Re: Fuse Medical, Inc.

File Number: 000-10093

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Fuse Medical, Inc. dated June 19, 2020, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BAKER TILLY VIRCHOW KRAUSE, LLP

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